Exhibit 99.1

CONTACT:
Sherry Lauderback
VP, IR & Communications
(248) 631-5506
sherrylauderback@trimascorp.com
FOR IMMEDIATE RELEASE

TRIMAS ANNOUNCES APPOINTMENTS OF
HOLLY BOEHNE AND TERESA FINLEY TO BOARD OF DIRECTORS

BLOOMFIELD HILLS, Michigan, January 24, 2020 - TriMas (NASDAQ: TRS) announced today that its Board of Directors, as part of a Board refresh plan, has appointed Holly Boehne and Teresa Finley as new directors, effective February 1, 2020. Ms. Boehne and Ms. Finley will also join the Audit Committee, Compensation Committee and Corporate Governance & Nominating Committee of the TriMas Board. Eugene Miller, 82, a member of the TriMas Board of Directors since 2005, will retire from the board following the annual meeting of shareholders in May 2020.

“We are excited to have Holly and Teresa join our team as members of TriMas’ Board of Directors. Holly brings more than 35 years of operational expertise and product development innovation, and Teresa brings more than 30 years of global business financial expertise. Their proven executive leadership skills will complement our TriMas Board as we lead our Company into the future,” said Thomas Amato, TriMas’ President and Chief Executive Officer. “We thank Gene for his contributions and 15 years of service to TriMas. We appreciate his leadership and commitment to excellence, and we are grateful for his contributions to TriMas’ success.”

Ms. Boehne, 57, is the retired Chief Technology Officer of Andersen Corporation, a market leader in the window and door industry, where she previously served as Vice President, Research, Development & Innovation. During her 15 year career at Andersen Corporation, her responsibilities included driving new business models and innovations to transform the company’s competitive position, and creating and executing new product strategies. Previously, Ms. Boehne held various leadership positions at Ecolab, a global provider in water and hygiene technologies, including Vice President of Research and Development Engineering and Lean Sigma Deployment Leader. Ms. Boehne began her career at The Pillsbury Company, a food products manufacturer, as an Operations Brand Manager and R&D Program Leader. Ms. Boehne currently serves on the board of The Prometheus Group, Inc., the Science Museum of Minnesota, and on the external advisory board for the University of Minnesota, Chemical Engineering and Materials Science.

Ms. Boehne earned a Bachelor of Science in Chemical Engineering from the University of Minnesota in Minneapolis, Minnesota, and has participated in executive education programs through Harvard, Stanford and the Massachusetts Institute of Technology. She was recognized as 2018 Business Woman of the Year in her local area.

Ms. Finley, 58, is the retired Chief Marketing & Business Services Officer and member of the Management Committee for United Parcel Service, a global package delivery company and leading provider of specialized transportation logistics services. At United Parcel Service, she was responsible for the advancement of global marketing capabilities, including priority growth strategies, product innovation, pricing, communications and brand management. During her more than 30 years of experience with United Parcel Service, her prior roles included Treasurer & Vice President of Finance, Corporate Controller, Vice President, Investor Relations and leadership positions in United Parcel Service business units. Ms. Finley currently serves as a Senior Advisor to the Boston Consulting Group, a global management consulting firm, where she provides transportation and logistics expertise in the areas of marketing, pricing and sales, financial strategy, and organizational design.

Ms. Finley earned a Bachelor of Science in Finance from the Marquette University in Milwaukee, Wisconsin, and has participated in several executive educations programs through Harvard and Wharton.

About TriMas
TriMas is a global manufacturer and provider of products for customers predominantly in the consumer products, aerospace and industrial end markets, with approximately 3,400 dedicated employees in 11 countries. We provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the end markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

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